Exhibit 99.1

United Airlines Reports

Third-Quarter 2017 Performance

CHICAGO, October 18, 2017 – United Airlines (UAL) today announced its third-quarter 2017 financial results.

•	UAL reported third-quarter net income of $637 million, diluted earnings per share of $2.12, pre-tax earnings of approximately $1.0 billion and pre-tax margin of 9.9 percent.

•	Excluding special charges, UAL reported third-quarter net income of $669 million, diluted earnings per share of $2.22, pre-tax earnings of $1.0 billion and pre-tax margin of 10.4 percent.

•	UAL repurchased $556 million of its common shares in the third quarter, bringing the year-to-date share repurchases to $1.3 billion.

•	UAL delivered the best-ever third-quarter consolidated on-time departures in the history of the company, and employees earned $11 million in bonuses for operational performance.

“I could not be prouder of how our employees are raising the bar both in terms of serving our customers, as well as delivering record-setting operational performance. Not only did they manage to keep our operation moving through back-to-back natural disasters, but the United family banded together to help one another take part in one of the largest relief efforts in our airline’s history,” said Oscar Munoz, chief executive officer of United Airlines. “Even with the challenging environment in the third quarter, we continue to set the stage for United’s long-term success and are investing in the right strategy for our future.”

During the quarter, the company canceled approximately 8,300 flights as a result of severe weather in southeast Texas, Florida and parts of the Caribbean. The operational disruption reduced third-quarter pre-tax income by an estimated $185 million.

“Our employees continued to run a great operation and set new company records during the third quarter despite a challenging operational environment with an unprecedented series of storms. Our team set new records for on-time performance this quarter and had the fewest maintenance delays in over five years,” said Scott Kirby, president of United Airlines. “Our company took part in relief efforts by operating 46 relief flights, delivering more than 1.7 million pounds of relief supplies and together with our customers and employees, raising and contributing more than $9 million to community and employee assistance. And thanks to a remarkable effort by the people of United, our Houston hub returned to full operations quicker than expected following Harvey.”

United Airlines Reports Third-Quarter 2017 Performance

Third-Quarter Revenue

For the third quarter of 2017, revenue was $9.9 billion, roughly flat year-over-year including an estimated $210 million loss of revenue from severe weather during the quarter. Third-quarter 2017 consolidated passenger revenue per available seat mile (PRASM) was down 3.7 percent compared to the third quarter of 2016. Cargo revenue was $257 million in the third quarter of 2017, an increase of 14.7 percent year-over-year primarily due to higher international freight volume.

Third-Quarter Costs

Operating expense was $8.8 billion in the third quarter, up 6.0 percent year-over-year. Consolidated unit cost per available seat mile (CASM) increased 3.0 percent compared to the third quarter of 2016 due largely to higher fuel and labor expense. Third-quarter consolidated CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 2.6 percent year-over-year, driven mainly by higher labor expense.

Liquidity and Capital Allocation

UAL generated $577 million in operating cash flow and ended the quarter with $6.3 billion in unrestricted liquidity, including $2.0 billion of undrawn commitments under its revolving credit facility. Capital expenditures were $1.1 billion in the third quarter.

In the third quarter of 2017, UAL raised $400 million of unsecured debt with an interest rate of 4.25 percent. The company contributed $160 million to its pension plans and made debt and capital lease principal payments of $222 million. In the quarter, UAL purchased $556 million of its common shares at an average price of $67.08 per share. As of Sept. 30, 2017, the company had approximately $553 million remaining under its existing share repurchase authority.

For the 12 months ended Sept. 30, 2017, the company’s pre-tax income was $3.3 billion and return on invested capital (ROIC) was 14.9 percent.

“As we balance United’s customer, employee and shareholder priorities going forward, a key focus remains returning cash to shareholders and we continued this during the third quarter, repurchasing $556 million of stock, which brings our year-to-date repurchase total to $1.3 billion,” said Andrew Levy, executive vice president and chief financial officer of United Airlines. “Our balance sheet remains strong as evidenced by the 4.25 percent interest rate on the $400 million of unsecured debt raised during the quarter.”

For more information on UAL’s fourth-quarter 2017 guidance, please visit ir.united.com for the company’s investor update.

Third-Quarter Highlights

Customer Experience

•	New Customer Solutions Desk rolled out system-wide with a dedicated team to develop creative solutions to ensure customers reach their final destinations when their travel plans don’t go as expected.

United Airlines Reports Third-Quarter 2017 Performance

•	Named the 2017 Airline of the Year in recognition of United Polaris business class experience at the International Flight Services Association (IFSA) Compass Awards.

•	Unveiled a bag tracking feature in the United mobile app which allows customers to track their checked bags from check-in to arrival.

•	Retrofitted the first Boeing 767-300ER aircraft with the United Polaris business class.

•	United Polaris earned Global Traveler magazine’s “Outstanding Innovations” award at the Global Traveler’s fifth annual Leisure Lifestyle Awards.

•	Became the first U.S.-based airline to offer a new option to check in and learn about flights without the touch of a finger through a new United skill for Amazon Echo and Amazon Echo Dot.

•	Officially announced the final flight of the Boeing 747-400 as it retires, with the final voyage on Nov. 7, 2017 from San Francisco to Honolulu.

Network and Fleet

•	Announced several new routes:

•	New international nonstop service between Houston and Sydney, nonstop seasonal service to Mazatlan, Mexico, increased seasonal service to popular ski destinations and more options for Seattle-area customers with daily service between Paine Field and Denver and San Francisco.

•	Announced new seasonal service between Denver and London; Newark, New Jersey, and Porto, Portugal and Reykjavik, Iceland; San Francisco and Zurich; and Washington Dulles and Edinburgh, Scotland. Additionally, announced expanded year-round service between Newark and Rome.

•	Announced an agreement with Airbus to modify its A350 order resulting in a conversion of the model type from the A350-1000 to the A350-900, an increase in the order size from 35 to 45 aircraft and a deferral of the first delivery to late 2022.

•	Took delivery of one Boeing 787-9 aircraft, four Boeing 737-800 aircraft and nine Embraer E175 aircraft.

•	Finalized agreements to take delivery of two additional used Airbus A320 aircraft by the end of 2017.

Operations and Employees

•	In response to the recent catastrophic weather events Harvey, Irma and Maria, United and its employees came together to keep the operation moving and take part in relief efforts:

•	Operated 84 additional flights to provide additional seats and deliver needed relief supplies to impacted areas.

•	Operated 46 relief flights, flying more than 2,000 evacuees out of impacted areas.

•	Flew 767 flights with larger aircraft in order to carry more people and supplies. The combination resulted in over 13,600 additional seats to impacted areas.

•	Delivered over 1.7 million pounds of relief supplies to aid the recovery in Texas, Florida, Puerto Rico and the Caribbean.

United Airlines Reports Third-Quarter 2017 Performance

•	Customers and employees, with supporting funds from the company, raised and contributed more than $9 million to community and employee assistance.

•	Continued to improve the mobile tools used by employees, including the first release of the “in the moment” care app, and new functionality in flight attendant tools to better serve customers. These tools were the basis for the company receiving the CIO 100 award.

•	Announced partnerships with three world-class design and apparel companies – Brooks Brothers, Tracy Reese and Carhartt – to inspire and create a new line of uniforms for the carrier’s more than 70,000 front-line employees.

About United

United Airlines and United Express operate approximately 4,500 flights a day to 337 airports across five continents. In 2016, United and United Express operated more than 1.6 million flights carrying more than 143 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, Newark/New York, San Francisco and Washington, D.C. United operates 751 mainline aircraft and the airline’s United Express carriers operate 489 regional aircraft. The airline is a founding member of Star Alliance, which provides service to more than 190 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; costs associated with any modification or termination of our aircraft orders; our ability to utilize our net operating losses; our ability to attract and retain customers; potential reputational or other impact from adverse events in our operations; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic and political conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of aircraft fuel if we decide to do so; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the effects of any

United Airlines Reports Third-Quarter 2017 Performance

technology failures or cybersecurity breaches; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; the success of our investments in airlines in other parts of the world; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; labor costs; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016			2017	2016
Operating revenue:
Passenger - Mainline	$7,083	$7,017	0.9		$19,970	$19,119	4.5
Passenger - Regional	1,445	1,586	(8.9)		4,354	4,577	(4.9)

Total passenger revenue (B)	8,528	8,603	(0.9)		24,324	23,696	2.7
Cargo	257	224	14.7		731	626	16.8
Other operating revenue	1,093	1,086	0.6		3,243	3,182	1.9

Total operating revenue	9,878	9,913	(0.4)		28,298	27,504	2.9

Operating expense:
Salaries and related costs	2,812	2,625	7.1		8,341	7,707	8.2
Aircraft fuel (C)	1,809	1,603	12.9		5,038	4,258	18.3
Landing fees and other rent	585	546	7.1		1,670	1,612	3.6
Regional capacity purchase	567	572	(0.9)		1,652	1,645	0.4
Depreciation and amortization	556	503	10.5		1,610	1,473	9.3
Aircraft maintenance materials and outside repairs	451	451	—		1,377	1,301	5.8
Distribution expenses	352	345	2.0		1,021	987	3.4
Aircraft rent	145	168	(13.7)		476	521	(8.6)
Special charges (D)	50	45	NM		145	669	NM
Other operating expenses	1,459	1,431	2.0		4,199	3,998	5.0

Total operating expense	8,786	8,289	6.0		25,529	24,171	5.6

Operating income	1,092	1,624	(32.8)		2,769	3,333	(16.9)

Operating margin	11.1%	16.4%	(5.3	) pts.	9.8%	12.1%	(2.3	) pts.
Operating margin, excluding special charges (A) (Non-GAAP)	11.6%	16.8%	(5.2	) pts.	10.3%	14.6%	(4.3	) pts.

Nonoperating income (expense):
Interest expense	(164)	(150)	9.3		(472)	(466)	1.3
Interest capitalized	20	20	—		64	48	33.3
Interest income	17	14	21.4		41	31	32.3
Miscellaneous, net (D)	15	2	NM		(3)	(11)	(72.7)

Total nonoperating expense	(112)	(114)	(1.8)		(370)	(398)	(7.0)

Income before income taxes	980	1,510	(35.1)		2,399	2,935	(18.3)

Pre-tax margin	9.9%	15.2%	(5.3	) pts.	8.5%	10.7%	(2.2	) pts.
Pre-tax margin, excluding special charges and reflecting hedge adjustments (A) (Non-GAAP)	10.4%	15.7%	(5.3	) pts.	9.0%	13.1%	(4.1	) pts.
Income tax expense (E)	343	545	(37.1)		848	1,069	(20.7)

Net income	$637	$965	(34.0)		$1,551	$1,866	(16.9)

Earnings per share, diluted	$2.12	$3.01	(29.6)		$5.04	$5.57	(9.5)

Weighted average shares, diluted	301	321	(6.2)		308	335	(8.1)

NM Not meaningful

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2017	2016			2017	2016
Mainline:
Passengers (thousands)	29,182	27,501	6.1		81,091	75,417	7.5
Revenue passenger miles (millions)	53,515	51,875	3.2		146,252	140,573	4.0
Available seat miles (millions)	63,183	60,635	4.2		176,710	169,252	4.4
Cargo ton miles (millions)	830	714	16.2		2,406	2,015	19.4
Passenger revenue per available seat mile (cents)	11.21	11.57	(3.1)		11.30	11.30	—
Average yield per revenue passenger mile (cents)	13.24	13.53	(2.1)		13.65	13.60	0.4
Aircraft in fleet at end of period	751	724	3.7		751	724	3.7
Average stage length (miles)	1,825	1,882	(3.0)		1,817	1,878	(3.2)
Average daily utilization of each aircraft (hours: minutes)	10:58	10:59	(0.2)		10:30	10:25	0.8
Regional:
Passengers (thousands)	10,120	11,150	(9.2)		29,563	31,737	(6.9)
Revenue passenger miles (millions)	5,630	6,297	(10.6)		16,860	18,198	(7.4)
Available seat miles (millions)	6,900	7,439	(7.2)		20,648	21,820	(5.4)
Passenger revenue per available seat mile (cents)	20.94	21.32	(1.8)		21.09	20.98	0.5
Average yield per revenue passenger mile (cents)	25.67	25.19	1.9		25.82	25.15	2.7
Aircraft in fleet at end of period	489	490	(0.2)		489	490	(0.2)
Average stage length (miles)	542	556	(2.5)		558	565	(1.2)
Consolidated (Mainline and Regional):
Passengers (thousands)	39,302	38,651	1.7		110,654	107,154	3.3
Revenue passenger miles (millions)	59,145	58,172	1.7		163,112	158,771	2.7
Available seat miles (millions)	70,083	68,074	3.0		197,358	191,072	3.3
Passenger load factor:
Consolidated	84.4%	85.5%	(1.1	) pts.	82.6%	83.1%	(0.5	) pts.
Domestic	85.3%	86.4%	(1.1	) pts.	85.2%	85.4%	(0.2	) pts.
International	83.3%	84.3%	(1.0	) pt.	79.5%	80.4%	(0.9	) pts.
Passenger revenue per available seat mile (cents)	12.17	12.64	(3.7)		12.32	12.40	(0.6)
Total revenue per available seat mile (cents)	14.09	14.56	(3.2)		14.34	14.39	(0.3)
Average yield per revenue passenger mile (cents)	14.42	14.79	(2.5)		14.91	14.92	(0.1)
Aircraft in fleet at end of period	1,240	1,214	2.1		1,240	1,214	2.1
Average stage length (miles)	1,480	1,493	(0.9)		1,470	1,484	(0.9)
Average full-time equivalent employees (thousands)	87.3	85.1	2.6		86.2	83.6	3.1

Note: See Part II, Item 6 Selected Financial Data of the company’s annual report on Form 10-K for the year ended December 31, 2016 for the definition of these statistics.

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

SUMMARY FINANCIAL METRICS (A)

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016			2017	2016
Operating income	$1,092	$1,624	(32.8)		$2,769	$3,333	(16.9)
Operating margin	11.1%	16.4%	(5.3	) pts.	9.8%	12.1%	(2.3	) pts.
Operating income, excluding special charges (Non-GAAP)	1,142	1,669	(31.6)		2,914	4,002	(27.2)
Operating margin, excluding special charges (Non-GAAP)	11.6%	16.8%	(5.2	) pts.	10.3%	14.6%	(4.3	) pts.

Adjusted EBITDA, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	$1,713	$2,177	(21.3)		$4,521	$5,465	(17.3)
Adjusted EBITDA margin, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	17.3%	22.0%	(4.7	) pts.	16.0%	19.9%	(3.9	) pts.

Pre-tax income	$980	$1,510	(35.1)		$2,399	$2,935	(18.3)
Pre-tax margin	9.9%	15.2%	(5.3	) pts.	8.5%	10.7%	(2.2	) pts.
Pre-tax income, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	1,030	1,558	(33.9)		2,544	3,605	(29.4)
Pre-tax margin, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	10.4%	15.7%	(5.3	) pts.	9.0%	13.1%	(4.1	) pts.

Net income	$637	$965	(34.0)		$1,551	$1,866	(16.9)
Net income, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	669	997	(32.9)		1,644	2,295	(28.4)

Diluted earnings per share	$2.12	$3.01	(29.6)		$5.04	$5.57	(9.5)
Diluted earnings per share, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	2.22	3.11	(28.6)		5.35	6.85	(21.9)

Net cash provided by operating activities	$577	$1,138	(49.3)		$2,685	$4,884	(45.0)

Capital expenditures	$1,120	$689	62.6		$2,900	$2,343	23.8
Adjusted capital expenditures (Non-GAAP)	1,082	679	59.4		3,683	2,269	62.3

Free cash flow, net of financings (Non-GAAP)	$(543)	$449	NM		$(215)	$2,541	NM
Free cash flow (Non-GAAP)	(505)	459	NM		(998)	2,615	NM

(a)	Hedge adjustments include prior period gains (losses) on fuel derivative contracts settled in the current period. See note D for further information.

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC) – non-GAAP

ROIC - Non-GAAP is a financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended September 30, 2017
NOPAT
Pre-tax income	$3,283
Special charges and hedge adjustments (D):
Severance and benefit costs	111
Labor agreement costs and related items	(60)
Impairment of assets	15
(Gains) losses on sale of assets and other special charges	48
Hedge adjustments	4

Pre-tax income excluding special charges and reflecting hedge adjustments - non-GAAP	3,401
add: Interest expense (net of income tax benefit) (a)	617
add: Interest component of capitalized aircraft rent (net of income tax benefit) (a)	310
add: Net interest on pension (net of income tax benefit) (a)	46
less: Income taxes paid	(18)

NOPAT - Non-GAAP	$4,356

Invested Capital (five-quarter average)
Total assets	$41,357
add: Capitalized aircraft operating leases (b)	4,689
less: Non-interest bearing liabilities (c)	(16,734)

Average invested capital - Non-GAAP	$29,312

Return on invested capital - Non-GAAP	14.9%

(a)	Income tax benefit measured based on the effective cash tax rate. The effective cash tax rate is calculated by dividing cash taxes paid by pre-tax income excluding special charges and reflecting hedge adjustments. For the twelve months ended September 30, 2017, the effective cash tax rate was 0.5%.
(b)	The purpose of this adjustment is to capitalize the impact of aircraft operating leases. The company uses a multiple of seven times its annual aircraft rent expense to estimate the potential capitalized value and related liability of its aircraft. This is a simplified method used by many rating agencies and financial analysts to assist with the impact of operating leases on financial measures like return on invested capital.
(c)	Non-interest bearing liabilities include advance ticket sales, frequent flyer deferred revenue, deferred income taxes and other non-interest bearing liabilities.

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

(A) UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including operating income (loss) excluding special charges, income (loss) before income taxes excluding special charges and reflecting hedge adjustments, net income (loss) excluding special charges and reflecting hedge adjustments, net earnings (loss) per share excluding special charges and reflecting hedge adjustments, and CASM, as adjusted, among others.

CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. In addition, the company believes that adjusting for prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period.

Pursuant to SEC Regulation G, UAL has included the following reconciliations of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis.

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2017	2016		2017	2016
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.03	11.65	3.3	12.49	12.15	2.8
Special charges (D)	0.08	0.08	NM	0.08	0.40	NM
Third-party business expenses	0.10	0.10	—	0.12	0.11	9.1
Fuel expense	2.41	2.21	9.0	2.39	2.11	13.3

CASM, excluding special charges, third-party business expenses and fuel	9.44	9.26	1.9	9.90	9.53	3.9
Profit sharing per available seat mile	0.21	0.34	(38.2)	0.17	0.30	(43.3)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.23	8.92	3.5	9.73	9.23	5.4

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	12.54	12.18	3.0	12.94	12.65	2.3
Special charges (D)	0.07	0.07	NM	0.08	0.35	NM
Third-party business expenses	0.09	0.09	—	0.10	0.10	—
Fuel expense	2.58	2.35	9.8	2.55	2.23	14.3

CASM, excluding special charges, third-party business expenses and fuel	9.80	9.67	1.3	10.21	9.97	2.4
Profit sharing per available seat mile	0.19	0.30	(36.7)	0.16	0.26	(38.5)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.61	9.37	2.6	10.05	9.71	3.5

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended September 30,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Nine Months Ended September 30,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2017	2016			2017	2016
Operating expenses	$8,786	$8,289	$497	6.0	$25,529	$24,171	$1,358	5.6
Special charges (D)	50	45	5	NM	145	669	(524)	NM

Operating expenses, excluding special charges	8,736	8,244	492	6.0	25,384	23,502	1,882	8.0
Third-party business expenses	62	61	1	1.6	205	188	17	9.0
Fuel expense	1,809	1,603	206	12.9	5,038	4,258	780	18.3
Profit sharing, including taxes	130	204	(74)	(36.3)	304	506	(202)	(39.9)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$6,735	$6,376	$359	5.6	$19,837	$18,550	$1,287	6.9

Operating income	$1,092	$1,624	$(532)	(32.8)	$2,769	$3,333	$(564)	(16.9)
Special charges (D)	50	45	5	NM	145	669	(524)	NM

Operating income, excluding special charges	$1,142	$1,669	$(527)	(31.6)	$2,914	$4,002	$(1,088)	(27.2)

Income before income taxes	$980	$1,510	$(530)	(35.1)	$2,399	$2,935	$(536)	(18.3)
Special charges and hedge adjustments before income taxes (D)	50	48	2	NM	145	670	(525)	NM

Income before income taxes excluding special charges and reflecting hedge adjustments	$1,030	$1,558	$(528)	(33.9)	$2,544	$3,605	$(1,061)	(29.4)

Net income	$637	$965	$(328)	(34.0)	$1,551	$1,866	$(315)	(16.9)
Special charges and hedge adjustments, net of tax (D)	32	32	—	NM	93	429	(336)	NM

Net income, excluding special charges and reflecting hedge adjustments	$669	$997	$(328)	(32.9)	$1,644	$2,295	$(651)	(28.4)

Diluted earnings per share	$2.12	$3.01	$(0.89)	(29.6)	$5.04	$5.57	$(0.53)	(9.5)
Special charges and hedge adjustments	0.16	0.15	0.01	NM	0.47	2.00	(1.53)	NM
Tax effect related to special charges and hedge adjustments	(0.06)	(0.05)	(0.01)	NM	(0.16)	(0.72)	0.56	NM

Diluted earnings per share, excluding special charges and reflecting hedge adjustments	$2.22	$3.11	$(0.89)	(28.6)	$5.35	$6.85	$(1.50)	(21.9)

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL provides financial metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA), that we believe provide useful supplemental information for management and investors by measuring profit and profit as a percentage of total operating revenues. Adjusted EBITDA is EBITDA excluding special charges that are non-recurring and that management believes are not indicative of UAL’s ongoing performance. Adjusted EBITDA also includes hedge adjustments to reflect the cash impact of fuel derivative contracts settled in the current period.

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA (In millions)	2017	2016	2017	2016
Net income	$637	$965	$1,551	$1,866
Adjusted for:
Depreciation and amortization	556	503	1,610	1,473
Interest expense	164	150	472	466
Interest capitalized	(20)	(20)	(64)	(48)
Interest income	(17)	(14)	(41)	(31)
Income tax expense	343	545	848	1,069
Special charges and hedge adjustments before income taxes (D)	50	48	145	670

Adjusted EBITDA, excluding special charges and reflecting hedge adjustments - Non-GAAP	$1,713	$2,177	$4,521	$5,465

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt and capital leases, airport construction financing and excluding fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures. UAL also believes that adjusting net cash provided by operating activities for capital expenditures and adjusted capital expenditures is useful to allow investors to evaluate the company’s ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended September 30,		Nine Months Ended September 30,
Capital Expenditures (in millions)	2017	2016	2017	2016
Capital expenditures	$1,120	$689	$2,900	$2,343
Property and equipment acquired through the issuance of debt and capital leases	11	56	918	115
Airport construction financing	9	33	41	68
Fully reimbursable projects	(58)	(99)	(176)	(257)

Adjusted capital expenditures – Non-GAAP	$1,082	$679	$3,683	$2,269

Free Cash Flow (in millions)
Net cash provided by operating activities	$577	$1,138	$2,685	$4,884
Less capital expenditures	1,120	689	2,900	2,343

Free cash flow, net of financings - Non-GAAP	$(543)	$449	$(215)	$2,541

Net cash provided by operating activities	$577	$1,138	$2,685	$4,884
Less adjusted capital expenditures – Non-GAAP	1,082	679	3,683	2,269

Free cash flow - Non-GAAP	$(505)	$459	$(998)	$2,615

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B) Select passenger revenue information is as follows (in millions):

	3Q 2017 Passenger Revenue (millions)	Passenger Revenue vs. 3Q 2016	PRASM vs. 3Q 2016	Yield vs. 3Q 2016	Available Seat Miles vs. 3Q 2016
Mainline	$3,708	3.5%	(3.5%)	(2.8%)	7.3%
Regional	1,407	(8.3%)	(1.8%)	2.3%	(6.7%)

Domestic	5,115	0.0%	(4.4%)	(3.2%)	4.6%

Atlantic	1,622	0.2%	(0.4%)	(0.9%)	0.6%
Pacific	1,059	(9.3%)	(10.4%)	(6.6%)	1.2%
Latin America	732	4.7%	3.5%	3.4%	1.3%

International	3,413	(2.1%)	(3.0%)	(1.9%)	0.9%

Consolidated	$8,528	(0.9%)	(3.7%)	(2.5%)	3.0%

Mainline	$7,083	0.9%	(3.1%)	(2.1%)	4.2%
Regional	1,445	(8.9%)	(1.8%)	1.9%	(7.2%)

Consolidated	$8,528

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C) UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except per gallon)	2017	2016		2017	2016
Mainline fuel expense excluding hedge impacts	$1,526	$1,319	15.7	$4,219	$3,370	25.2
Hedge losses reported in fuel expense (a)	—	(24)	NM	(2)	(197)	NM

Total mainline fuel expense	1,526	1,343	13.6	4,221	3,567	18.3
Regional fuel expense	283	260	8.8	817	691	18.2

Consolidated fuel expense	$1,809	$1,603	12.9	$5,038	$4,258	18.3

Mainline fuel consumption (gallons)	909	889	2.2	2,537	2,457	3.3
Mainline average aircraft fuel price per gallon	$1.68	$1.51	11.3	$1.66	$1.45	14.5
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.68	$1.48	13.5	$1.66	$1.37	21.2

Regional fuel consumption (gallons)	156	168	(7.1)	461	485	(4.9)
Regional average aircraft fuel price per gallon	$1.81	$1.55	16.8	$1.77	$1.42	24.6

Consolidated fuel consumption (gallons)	1,065	1,057	0.8	2,998	2,942	1.9
Consolidated average aircraft fuel price per gallon	$1.70	$1.52	11.8	$1.68	$1.45	15.9
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.70	$1.49	14.1	$1.68	$1.38	21.7

(a)	UAL allocates 100 percent of losses from settled hedges that were designated for hedge accounting to mainline fuel expense.

United Airlines Reports Third-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(D) Special charges and hedge adjustments include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Operating:
Severance and benefit costs	$23	$13	$101	$27
Impairment of assets	15	—	15	412
Labor agreement costs	—	14	—	124
Cleveland airport lease restructuring	—	—	—	74
(Gains) losses on sale of assets and other special charges	12	18	29	32

Subtotal	50	45	145	669
Other nonoperating (gains) losses	—	—	—	(1)

Total special charges	50	45	145	668
Income tax benefit related to special charges	(18)	(16)	(52)	(241)

Total special charges, net of income taxes	32	29	93	427
Hedge adjustments: prior period gains on fuel derivative contracts settled in the current period	—	3	—	2

Total special charges and hedge adjustments, net of income taxes	$32	$32	$93	$429

Special charges and hedge adjustments

Severance and benefit costs: During the three and nine months ended September 30, 2017, the company recorded $16 million ($10 million net of taxes) and $73 million ($47 million net of taxes), respectively, of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters (the “IBT”). In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019. Also during the three and nine months ended September 30, 2017, the company recorded $7 million ($5 million net of taxes) and $28 million ($18 million net of taxes), respectively, of severance primarily related to its management reorganization initiative.

During the three and nine months ended September 30, 2016, the company recorded $13 million ($8 million net of taxes) and $27 million ($17 million net of taxes), respectively, of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants.

Impairment of assets: During the three months ended September 30, 2017, United recorded a $15 million ($10 million net of taxes) intangible asset impairment charge related to a maintenance service agreement.

In April 2016, the Federal Aviation Administration (“FAA”) announced that, effective October 30, 2016, it would designate Newark Liberty International Airport (“Newark”) as a Level 2 schedule-facilitated airport under the International Air Transport Association Worldwide Slot Guidelines. The designation was associated with an updated demand and capacity analysis of Newark by the FAA. In the second quarter of 2016, the company determined that the FAA’s action impaired the entire value of its Newark slots because the slots are no longer the mechanism that governs take-off and landing rights. Accordingly, the company recorded a $412 million special charge ($264 million net of taxes) to write off the intangible asset.

Labor agreement costs: During the nine months ended September 30, 2016, the fleet service, passenger service, storekeeper and other employees represented by the International Association of Machinists and Aerospace Workers (the “IAM”) ratified seven new contracts with the company which extended the contracts through 2021. The company also reached a tentative agreement with the IBT during the same time period. During the three and nine months ended September 30, 2016, the company recorded $61 million ($39 million net of taxes) and $171 million ($109 million net of taxes), respectively, of special charges primarily for payments in conjunction with the IAM and IBT agreements described above. Also, as part of its contract with the Association of Flight Attendants, the company amended two of its flight attendant postretirement medical plans. The amendments triggered curtailment accounting, resulting in the recognition of a one-time $47 million gain ($30 million net of taxes) for accelerated recognition of a prior service credit.

Cleveland airport lease restructuring: During the nine months ended September 30, 2016, the City of Cleveland agreed to amend the company’s lease, which runs through 2029, associated with certain excess airport terminal space (principally Terminal D) and related facilities at Hopkins International Airport. The company recorded an accrual for remaining payments under the lease for facilities that the company no longer uses and will continue to incur costs under the lease without economic benefit to the company. This liability was measured and recorded at its fair value when the company ceased its right to use such facilities leased to it pursuant to the lease. The company recorded a special charge of $74 million ($47 million net of taxes) related to the amended lease.

United Airlines Reports Third-Quarter 2017 Performance

Hedge adjustments: Prior to 2017, the company used certain combinations of derivative contracts that were economic hedges but did not qualify for hedge accounting under U.S. generally accepted accounting principles. As with derivatives that qualified for hedge accounting, the economic hedges and individual contracts were part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company recorded changes in the fair value of the various contracts that were not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three and nine months ended September 30, 2016, for fuel derivative contracts that settled in the three and nine months ended September 30, 2016, the company recorded MTM gains of $3 million and $2 million, respectively, in prior periods.

(E) Effective tax rate: The company’s effective tax rate for the three and nine months ended September 30, 2017 was 35.0% and 35.3%, respectively. The company’s effective tax rate for the three and nine months ended September 30, 2016 was 36.1% and 36.4%, respectively. The effective tax rates for the 2017 and 2016 periods represented a blend of federal, state and foreign taxes and the impact of certain nondeductible items. The effective tax rate for the three and nine months ended September 30, 2017 also reflects the impact of a change in the mix of domestic and foreign earnings.

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